                                     AGREEMENT

                AGREEMENT made as of the _____ day of June, 1999 by and between The Dreyfus Corporation ("Dreyfus"), a New York corporation, and First Allmerica Financial Life Insurance Company ("Insurance Company"), a Massachusetts corporation.

                                     WITNESSETH:

               WHEREAS, each of the investment companies listed on Schedule
A hereto, as such Schedule may be amended from time to time (each, a "Dreyfus Fund" and collectively, the "Dreyfus Funds"), is an investment company registered under the Investment Company Act of 1940, as amended, or a series thereof;

               WHEREAS, Insurance Company, on its own behalf and on behalf of each of the Separate Accounts identified therein (each, a "Separate Account"), has entered into a Fund Participation Agreement (the
"Participation Agreement") with each of the Dreyfus Funds;

               WHEREAS, Dreyfus provides investment advisory and/or administrative services to the Dreyfus Funds; and

               WHEREAS, Dreyfus desires that Insurance Company provide certain administrative services which will benefit each of the Dreyfus Funds, and Insurance Company desires to furnish such services on the terms and conditions hereinafter set forth.

               NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:

               1. Insurance Company agrees to provide to each of the Dreyfus Funds the administrative services specified in Exhibit A hereto (the "Administrative Services").

               2. In consideration of the anticipated administrative expense savings resulting to the Dreyfus Funds from Insurance Company's services, Dreyfus agrees to pay Insurance Company at the end of each calendar month a fee (the "Service Fee") which will accrue daily at an annual rate of twenty basis points (0.20%) of the aggregate net asset value of all of the issued and outstanding shares of each Dreyfus Fund held in the subaccounts of the Separate Accounts.

               3. The parties to this Agreement recognize and agree that Dreyfus' payments to Insurance Company relate to administrative services provided to the Dreyfus Funds and do not constitute payment in any manner for administrative services provided by Insurance Company to the Separate Accounts or to Contractholders (as defined in the Participation Agreement), for investment advisory services or for costs of distribution of the Contracts (as defined in the Participation Agreement) or shares of the Dreyfus Funds, and that these payments are not otherwise related to investment advisory or distribution services or expenses.

               4. Insurance Company agrees to indemnify and hold harmless Dreyfus and its directors, officers, and employees from any and all loss, liability, damage and expense resulting from any gross negligence or willful wrongful act of Insurance Company in performing its services under this Agreement or from a breach of a material provision of this Agreement, except to the extent such loss, liability, damage or expense is the result of Dreyfus' willful misfeasance, bad faith or gross negligence in the performance of its duties.

               Dreyfus agrees to indemnify and hold harmless Insurance Company and its directors, officers, agents and employees from any and all loss, liability, damage and expense resulting from any gross negligence or willful wrongful act of Dreyfus in performing its services under this Agreement or from a breach of a material provision of this Agreement, except to the extent such loss, liability, damage or expense is the result of Insurance Company's willful misfeasance, bad faith or gross negligence in the performance of its duties. Dreyfus also agrees to indemnify and hold harmless Insurance Company and its directors, officers, agents and employees from any and all loss, liability, damage and expense resulting from (i) a Dreyfus Fund's failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, or (ii) any material errors committed by Dreyfus or a Dreyfus Fund in the calculation of net asset value, dividend and capital gain information with respect to a Dreyfus Fund or in the processing of a purchase or redemption order transmitted by Insurance Company in respect of shares of a Dreyfus Fund.

               5. It is understood and agreed that in performing the services under this Agreement, Insurance Company, acting in its capacity described herein, shall at no time be acting as an agent for Dreyfus or any of the Dreyfus Funds. Insurance Company agrees, and agrees to cause its agents, not to make any representations concerning a Dreyfus Fund except those contained in the Dreyfus Fund's then current prospectus or in current sales literature furnished by the Dreyfus Fund or Dreyfus to Insurance Company.

               6. Either party hereto may terminate this Agreement, without penalty, on 180 days' written notice to the other party; provided, however, that this Agreement will terminate automatically, as to a Dreyfus Fund, upon the termination of the Participation Agreement as to such Dreyfus Fund; provided further, that this Agreement will terminate immediately upon the determination of either party, with the advice of counsel, that the payment of the Service Fee is in conflict with applicable law. Termination of this Agreement under the preceding sentence is subject to payment by Dreyfus, within ten (10) days following the termination date, of all Services Fees remaining unpaid for any completed calendar month and pro-rated Service Fees through the termination date for any partial calendar month.

               7. This Agreement, including the provisions set forth in paragraph 2, may be amended only pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

               8. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

               9. This Agreement, including its Exhibit and Schedule, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters.

               IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                        FIRST ALLMERICA FINANCIAL LIFE
                                        INSURANCE COMPANY
                                        ------------------------------

                                        By: /s/
                                           ---------------------------
                                           Authorized Signatory

                                        ------------------------------
                                        Print or Type Name


                                        THE DREYFUS CORPORATION

                                        By: /s/
                                           ---------------------------
                                           Authorized Signatory

                                        ------------------------------
                                        Print or Type Name

                                      SCHEDULE A

The Dreyfus Socially Responsible Growth Fund, Inc.

Dreyfus Investment Portfolios
            MidCap Stock Portfolio

                                    EXHIBIT A

          Insurance Company shall provide the following Administrative Services:

               1. Aggregate, allocate, transfer, and liquidate orders of each Separate Account.

               2. Print and mail to Contractholders copies of the Dreyfus Fund's prospectuses and other materials that the Dreyfus Fund is required by law or otherwise to provide to its shareholders, but that Insurance Company is not otherwise required to provide to Contractholders.

               3. Provide financial consultants with advice with respect to inquiries related to the Dreyfus Fund (not including information related to sales).

               4. Provide such other administrative support for the Dreyfus Fund as may be mutually agreed to by Insurance Company and Dreyfus to the extent permitted or required under applicable statutes, and relieve the Dreyfus Fund of other usual or incidental administrative services provided to individual Contractholders.





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